FOR IMMEDIATE RELEASE

                                       For further information contact:
                                       Donald A. Williams, President & CEO
                                       Michael J. Janosco Jr., CFO
                                       413-568-1911


Westfield Financial, Inc. Reports Results for the Quarter Ended June 30, 2003

Westfield, Massachusetts, July 23, 2003: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $2.7 million or $0.27 per basic and diluted share for the quarter ended June 30, 2003, compared to net income of $1.0 million or $0.10 per basic share for the same period in 2002.

As previously reported, the Company has entered into an agreement with the Massachusetts Department of Revenue ("DOR") to settle the issue related to taxes owed on dividends received from the Bank's Real Estate Investment Trust ("REIT") subsidiary in 2002 and prior tax years. Under the agreement, the Company will pay 50% of the amount including interest that would have been owed under legislation that was enacted in March, 2003. The payment is a deductible expense for federal tax purposes.

During the first quarter of 2003, the Company accrued an amount of $2.9 million, net of federal benefit, related to the REIT. As a result of the settlement with the DOR, the Company's second quarter financial results includes a credit of approximately $1.45 million, representing a reversal of 50% of the charge taken in the first quarter.

Net interest and dividend income for the three months ended June 30, 2003 was $5.4 million compared with $6.2 million for the quarter ended June 30, 2002. For the quarter ended June 30, 2003, net interest and dividend income was negatively affected by the Company's decision to invest in Bank Owned Life Insurance. Income from Bank Owned Life Insurance was $196,000 for the quarter ended June 30, 2003 and is reflected in noninterest income. In addition, the Company's transition to its residential loan program with a third party mortgage company and high levels of refinancing activity resulted in lower interest and dividend income. Net interest margin for the quarters ended June 30, 2003 and 2002 was 2.87% and 3.25%, respectively.

The provision for loan losses for the three months ended June 30, 2003 and 2002 was $150,000 and $200,000, respectively.

Net gains from sales of securities for the three months ended June 30, 2003 were $53,000 as compared to net losses from sales and writedowns of securities of $509,000 for the quarter ended 2002. Included in the net loss for the 2002 quarter was a $533,000 writedown of certain equity securities whose impairment was determined to be other than temporary.

Other noninterest income for the three months ended June 30, 2003 was $639,000 as compared to $384,000 for the same period in 2002. The increase was the result of income on Bank Owned Life Insurance of $196,000 for the quarter ended June 30, 2003 as compared to $0 for the quarter ended June
30, 2002 and fees received of $105,000    for the quarter ended June 30,
2003 from the Bank's current residential real estate loan program with a third party mortgage company as compared to $33,000 for the same period in 2002.

Noninterest expense for the three months ended June 30, 2003 was $4.5 million compared with $4.3 million for the same period in 2002. This was primarily the result of an increase in stock based benefit plan expense of $150,000 and an increase in charitable contributions of $108,000 as part of the Bank's 150 year anniversary celebration program during the second quarter of 2003.

Total assets decreased $3.1 million to $809.9 million at June 30, 2003 from $813.0 million at December 31, 2002.

Securities decreased by $23.7 million or 6.31% to $351.9 million at June 30, 2003 from $375.6 million at December 31, 2002. Net loans increased by $9.8 million, or 2.7%, to $367.0 million at June 30, 2003 from $357.2 million at December 31, 2002. Residential real estate loans decreased $24.5 million to $133.4 million at June 30, 2003. The decrease was primarily the result of the current residential loan program with a third party mortgage company and continued maturities and refinancings. Indirect auto loans decreased $10.0 million to $23.8 million while commercial real estate loans increased $23.5 million to $124.4 million and commercial non real estate loans increased $21.2 million to $82.7 million at June 30, 2003 from $61.5 million at December 31, 2002 respectively. During the first quarter of 2003 the Bank invested $15.7 million in Bank Owned Life Insurance (BOLI).

Total deposits amounted to $656.0 million at June 30, 2003 and $656.1 million at December 31, 2002.

Stockholders' equity at June 30, 2003 and December 31, 2002 was $125.0 million and $126.7 million, respectively, representing 15.4% and 15.6% of total assets. The change is primarily comprised of a net income of $1,127,000 for the six months ended June 30, 2003, a decrease in net unrealized gains on securities available for sale of $401,000, net of income taxes, the recording of the purchase of 128,700 shares of stock for the Company's stock benefit plans amounting to $2,002,000 and the declaration of a $0.05 a share cash dividend on January 28, 2003 and April 22, 2003 amounting to $1,058,000.

Mr. Donald A. Williams, President and Chief Executive Officer of the Company stated, "The Board of Directors declared a $0.05 cash dividend on July 22, 2003 to all shareholders of record on August 7, 2003 payable on August 22, 2003".

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future period in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)

                                                               June 30,     December 31,
                                                                 2003           2002
                                                               --------     ------------

Total assets                                                  $ 809,920      $ 812,980
Securities held to maturity                                     226,391        205,299
Securities available for sale                                   125,511        170,310

Loans                                                           371,395        361,480
Allowance for loan losses                                        (4,348)        (4,325)
                                                              ---------      ---------
Net loans                                                       367,047        357,155

Total deposits                                                  655,990        656,065

Stockholders' equity                                            124,962        126,699

Book value per share                                              12.45          12.25


Other Data:

Nonperforming loans                                           $   2,078      $   2,383

Nonperforming loans as a percentage of total assets                0.26%          0.29%

Nonperforming loans as a percentage of total loans                 0.56%          0.66%

Allowance for loan losses as a percent of nonperforming
 loans                                                              209%           181%

Allowance for loan losses as a percentage of total loans           1.17%          1.20%

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
        Selected Consolidated Statement of Operations and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)

                                                   Three Months Ended                 Six Months Ended
                                                        June 30,                          June 30,
                                                  2003             2002             2003             2002
                                                  ----             ----             ----             ----

Interest and dividend income                  $     8,991      $    10,965      $    18,664      $    22,072
Interest expense                                    3,575            4,811            7,532            9,823
                                              -----------      -----------      -----------      -----------

Interest and dividend income                        5,416            6,154           11,132           12,249
Provision for loan losses                             150              200              350              500
                                              -----------      -----------      -----------      -----------

Net interest and dividend income after
 provision for loan losses                          5,266            5,954           10,782           11,749
Net gains (losses) on sales of securities
 available for sale                                    53             (509)             113             (757)
Other noninterest income                              639              384            1,264              763
Other noninterest expense                           4,478            4,270            9,107            8,545
                                              -----------      -----------      -----------      -----------

Income before income taxes                          1,480            1,559            3,052            3,210
Income taxes                                       (1,253)             531            1,925            1,094
                                              -----------      -----------      -----------      -----------
Net income                                    $     2,733      $     1,028      $     1,127      $     2,116
                                              ===========      ===========      ===========      ===========

Basic earnings per share                      $      0.27      $      0.10      $      0.11      $      0.20

Average shares outstanding                     10,038,710       10,418,907       10,071,541       10,456,694

Diluted earning per share                     $      0.27      $      0.10      $      0.11      $      0.20

Diluted average shares outstanding             10,297,174       10,418,907       10,311,146       10,456,694

Other Data:

Return on Average Assets (1)                         1.36%            0.52%            0.28%            0.54%

Return on Average Equity (1)                         8.95%            3.20%            1.83%            3.28%

Net Interest Margin                                  2.87%            3.25%            2.95%            3.27%

___________________
(1)   Three and six month results have been annualized.